EXHIBIT 99.1

                                                           CONSOLIDATED GRAPHICS
NEWS RELEASE
                                          Contact:     Mary K. Collins
                                                       Senior Vice President
                                                       (713) 529-4200

                              CONSOLIDATED GRAPHICS
               COMPLETES ACQUISITION OF EAGLE PRESS OF SACRAMENTO
HOUSTON, TX (July 18, 1996) -- Consolidated Graphics, Inc. (Nasdaq/NM:COGI) today announced that is has completed the previously announced acquisition of Eagle Press of Sacramento, California. With 1995 revenues of $7 million, Eagle Press is one of the largest commercial printers in a printing market estimated at $100 million. Terms of the agreement were not disclosed.

     "Eagle Press has an excellent reputation for providing outstanding service to its customers." said Joe R. Davis, chairman and chief executive officer of Consolidated Graphics, Inc. "This commitment to service has led to a strong relationship with one of the largest managed-care providers in the country and a growing list of top corporations in the area." Davis added that John Ross, founder of Eagle Press, will continue as its president and the company's name will remain unchanged.

     "We are excited about the rapid growth of our organization. Since January 1996, we have completed the acquisition of six printing companies. Each of these companies is in a new market area for us and each new market represents significant potential for additional internal growth and for possible acquisitions. Together these six acquisitions represent over $50 million in annual revenues, placing us well on our way to achieving our goal of $150 million in run-rate revenues by the end of fiscal 1997," concluded Davis.

     Consolidated Graphics, Inc. is one of the fastest growing printing companies in the United States. It is a consolidator in a fragmented industry that adds value to its acquisitions by providing the financial and operational strengths, management support and technological advantages associated with a larger organization. Consolidated Graphics now operates fifteen printing companies in eleven markets.

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